Exhibit 99.1

UNITY Biotechnology, Inc. Reports Fourth Quarter and Full Year 2020 Financial Results

and Business Updates

SOUTH SAN FRANCISCO, Calif., March 23, 2021 (GLOBE NEWSWIRE) -- UNITY Biotechnology, Inc. (UNITY) [NASDAQ:UBX], a biotechnology company developing therapeutics to slow, halt, or reverse diseases of aging, today reported financial results for the fourth quarter and full year ended December 31, 2020.

“Over the past six months, we have made significant progress in advancing our lead ophthalmology program, having initiated a Phase 1 study of UBX1325 in patients with diabetic macular edema or age-related macular degeneration. We anticipate receiving initial results from the Phase 1 study and initiating a Phase 2a proof of concept study in the first half of this year,” said Anirvan Ghosh, Ph.D., chief executive officer of UNITY. “Supported by the strength of the underlying biology and preclinical evidence implicating senescent cell burden as a key molecular pathway associated with progression of age-related diseases, we continue to build a portfolio of programs aimed at providing transformative treatment options for patients with ophthalmologic and neurologic diseases.”

Key Business Highlights

Ophthalmology – UBX1325

In October 2020, UNITY announced that the first patient was dosed in the Phase 1 clinical trial of UBX1325, an investigational senolytic, small molecule inhibitor of the anti-apoptotic Bcl-2 family member called Bcl-xL, in patients with diabetic macular edema (DME) or age-related macular degeneration (AMD).

Initial results from the Phase 1 safety study are expected in the first half of 2021. Following assessment of the data, UNITY plans to initiate a Phase 2a proof of concept study to evaluate the safety and efficacy of UBX1325 in patients with DME in the first half of 2021, with preliminary results expected in the first half of 2022.

In February 2021, UNITY announced that its researchers and collaborators published a study in the peer-reviewed journal Cell Metabolism featuring a novel mechanism – Bcl-xL inhibition – for treating age-related eye diseases by restoring vascular health in the retina. By selectively eliminating the senescent cells accumulating in diseased blood vessels of the eye, researchers identified a way to target diseased vasculature while leaving healthy blood vessels intact, thus enabling the retina to repair itself. The study is featured in the April issue of Cell Metabolism and is currently available online.

Operational Highlights

In December 2020, UNITY announced that Gilmore O’Neill, M.B., had been appointed to the board of directors and as the chair of the science committee. This evolution of UNITY’s board composition reflects a continued focus on building a clinical-stage drug development company to advance its ophthalmology and neurology programs.

In February 2021, UNITY announced the appointment of Przemyslaw (Mike) Sapieha, Ph.D., as chief scientific advisor. Dr. Sapieha is a world leader in the fundamental biology of age-related diseases of the eye.

UNITY also announced the appointment of Jason Damiano, Ph.D., as vice president of translational biology, and Nathan Guz, Ph.D., as vice president of operations.

In March 2021, UNITY announced Alexander Nguyen had been appointed general counsel, bringing extensive operational and regulatory experience.

Fourth Quarter and Full Year Financial Results

Cash, cash equivalents and marketable securities totaled $115.6 million as of December 31, 2020 compared with $125.0 million as of December 31, 2019. UNITY believes that current cash, cash equivalents and marketable securities are sufficient to fund operations into the second half of 2022.

Operating loss for the twelve months ended December 31, 2020 was $93.9 million compared to $89.7 million for the twelve months ended December 31, 2019. Cash used in operations during the year ended December 31, 2020 was $78.3 million compared to $72.4 million for the twelve months ended December 31, 2019. Total operating loss for the fourth quarter of 2020 was $18.8 million compared to $23.1 million for the fourth quarter of 2019. Cash used in operations during the fourth quarter of 2020 was $16.7 million compared to $15.7 million for the fourth quarter of 2019.

Research and development expenses decreased by $3.6 million, to $67.3 million for the year ended December 31, 2020 from $71.0 million for the year ended December 31, 2019. The decrease was primarily due to a decrease of $5.3 million in direct research and development expenses mainly due to lower pre-clinical research and development activities and contract manufacturing costs, partially offset by higher costs from clinical programs started in late 2019. Laboratory supplies decreased by $1.9 million and facilities-related costs increased by $2.2 million.  Personnel-related expenses increased by $1.4 million, of which a $1.6 million increase was related to non-cash stock compensation expense partially offset by a decrease in payroll due to the corporate restructuring and other costs such as travel, due to employees working from home. Research and development expenses decreased by $5.1 million, to $13.1 million for the fourth quarter of 2020 from $18.2 million for the fourth quarter of 2019. The decrease was due to decreases of $2.6 million in direct research and development expenses primarily due to the termination of osteoarthritis (OA) studies, $1.6 million in personnel-related costs driven by the reduction-in-force during the fourth quarter of 2020, $0.5 million in facilities-related costs and $0.4 million in laboratory purchases.

General and administrative expenses increased by $4.0 million, to $24.0 million for the year ended December 31, 2020 from $20.0 million for the year ended December 31, 2019. The increase was primarily due to increases of $2.0 million in personnel-related expenses, of which $1.4 million was related to non-cash stock compensation expense, $0.8 million in professional fees, $0.7 million in facilities-related costs and $0.5 million in insurance-related expense. General and administrative expenses increased by $0.3 million, to $5.2 million for the fourth quarter of 2020 from $4.9 million for the fourth quarter of 2019. The increase was primarily due to increases of $0.5 million in professional and consultant fees, $0.1 million in insurance-related expense and $0.1 million in facilities-related costs, offset by a $0.4 million decrease in personnel-related costs driven by the reduction-in-force during the fourth quarter of 2020.

About UNITY

UNITY is developing a new class of therapeutics to slow, halt, or reverse diseases of aging. UNITY’s current focus is on creating medicines to selectively eliminate or modulate senescent cells and thereby provide transformative benefit in age-related ophthalmologic and neurologic diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements including statements related to UNITY’s understanding of cellular senescence and the role it plays in diseases of aging, the potential for UNITY to develop therapeutics to slow, halt, or reverse diseases of aging, including for ophthalmologic and neurologic diseases, the potential for UNITY to successfully commence and complete clinical studies of UBX1325 for DME, AMD, and other ophthalmologic diseases, the expected timing of initial results of the Phase 1 study of UBX1325, the timing of the expected commencement of the Phase 2a study of UBX1325, and UNITY’s expectations regarding the sufficiency of its cash runway. These statements involve substantial known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the development of preclinical and clinical drug candidates, including delaying or disrupting the enrollment of patients in clinical trials, risks relating to the uncertainties inherent in the drug development process, and risks relating to UNITY’s understanding of senescence biology. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this press release represent our views as of the date of this release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this release. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see UNITY’s most recent Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 23, 2021, as well as other documents that may be filed by UNITY from time to time with the Securities and Exchange Commission.

Unity Biotechnology, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)
Operating expenses:
Research and development	$13,091	$18,207	$67,309	$70,957
General and administrative	5,222	4,907	24,025	20,046
Change in fair value of contingent consideration	—	(24)	(33)	(1,352)
Impairment of long-lived assets	470	—	2,629	—
Total operating expenses	18,783	23,090	93,930	89,651
Loss from operations	(18,783)	(23,090)	(93,930)	(89,651)
Interest income	103	627	1,196	3,289
Interest expense	(793)	—	(1,292)	—
Other income (expense), net	(114)	4,436	182	4,185
Net loss	(19,587)	(18,027)	(93,844)	(82,177)
Other comprehensive loss
Unrealized gain (loss) on marketable debt securities	(61)	(5)	(85)	185
Comprehensive loss	$(19,648)	$(18,032)	$(93,929)	$(81,992)
Net loss per share, basic and diluted	$(0.37)	$(0.39)	$(1.84)	$(1.88)
Weighted-average number of shares used in computing net loss per share, basic and diluted	53,222,957	45,975,828	50,864,889	43,624,807

Unity Biotechnology, Inc.

Condensed Balance Sheets

(In thousands)

	December 31,	December 31,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$17,807	$37,473
Short-term marketable securities	79,892	84,508
Strategic investment	—	5,507
Prepaid expenses and other current assets	3,167	1,999
Total current assets	100,866	129,487
Property and equipment, net	12,627	16,636
Operating lease right-of-use assets	23,509	—
Long-term marketable securities	17,871	3,025
Restricted cash	1,446	1,446
Other long-term assets	—	627
Total assets	$156,319	$151,221
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,558	$5,185
Accrued compensation	5,355	5,905
Accrued and other current liabilities	6,550	4,995
Contingent consideration liability	—	1,131
Total current liabilities	14,463	17,216
Operating lease liability, net of current portion	34,468	—
Deferred rent, net of current portion	—	13,298
Long-term debt, net	24,508	—
Total liabilities	73,439	30,514
Commitments and contingencies
Stockholders' equity:
Common stock	5	5
Additional paid-in capital	422,379	366,695
Related party promissory notes for purchase of common stock	(210)	(210)
Employee promissory notes for purchase of common stock	—	(418)
Accumulated other comprehensive gain	5	90
Accumulated deficit	(339,299)	(245,455)
Total stockholders' equity	82,880	120,707
Total liabilities and stockholders' equity	$156,319	$151,221

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Jason Spark

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